EXHIBIT 99.1


                                 PRESS RELEASE

        Inmark Enterprises, Inc. o One Plaza Road o Greenvale, NY 11548
                        516-625-3500 o Fax: 516-625-3575

For Immediate Release

Date:             March 31, 1998
Contact:          Donald A. Bernard
Phone:            516-625-3500
Fax:              516-625-3575


INMARK ENTERPRISES, INC. COMPLETES THE ACQUISITION OF OPTIMUM GROUP, INC.

March 31, 1998 (New York) -- Inmark Enterprises, Inc. (Nasdaq-IMKE) announced today that it has completed the acquisition of Cincinnati, Ohio based Optimum Group, Inc. for approximately $15 million in a combination consisting of $8.7 million in cash, $2.5 million in notes and 565,385 shares of common stock in addition to the assumption of approximately $2 million liabilities and debt. Simultaneously with the closing of the Optimum acquisition, Inmark entered into a loan agreement with a bank pursuant to which the bank has provided Inmark with a $5 million five year term loan and a $5 million revolving loan credit facility.

Optimum Group, Inc., for its year ended December 31, 1997, had net sales of approximately $10.5 million and pre-tax earnings of approximately $1.5 million. Thomas E. Lachenman, President and Chief Executive Officer of Optimum will join the Inmark Board of Directors. Inmark projects that the operations of Optimum will add to Inmark's income and be accretive to earnings per share.

Optimum Group, Inc., founded in 1973 as a graphic design company, has emerged as a successful marketing and visual communications business, having been ranked in the top fifteen for the last three years by PROMO Magazine in their ranking of the top 100 promotion companies in the United States. Optimum provides marketing, sales and promotion, creative, graphic and new interactive media services to clients in varied industries. Optimum assists its clients in identifying the best and most complete solution for their business communication needs. It applies leading edge visual communications technology, and serves as a one-stop shop resource for strategic planning, creative development, production and implementation of communication strategies.

John P. Benfield, President and Chief Executive Officer of Inmark Enterprises, Inc. reaffirmed Inmark's strategy to continue to acquire profitable value-added companies with services complementary to those of Inmark which will provide clients access to fully integrated marketing and sales promotion services.

Inmark Enterprises, Inc. is a marketing and sales promotion company which designs, develops and implements sales, marketing and promotional programs primarily for consumer product client companies. The Company assists its clients in realizing product recognition and sales by providing promotional programs at both national and local levels, which are created to address identified trade, sales and consumer needs.

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Inmark Enterprises, Inc.
Press Release
March 31, 1998
Page 2


Any statements contained in this news release regarding expected financial results and other planned events are forward-looking statements, subject to uncertainties and risks, including, but not limited to, the demand for and implementation of Inmark's and Optimum's services, and the ability of the Company to successfully implement its strategies, each of which may be impacted, among other things, by economic and or competitive conditions.

Inmark Enterprises, Inc.'s common stock is currently traded over-the-counter on the Nasdaq SmallCap Market under the IMKE trading symbol.